Exhibit 10.2

ENGAGEMENT AGREEMENT

This ENGAGEMENT AGREEMENT (this “Agreement”) is made as of the 22nd day of April, 2013 by and between Trinity Place Holdings Inc., a Delaware corporation (the “Company”) and Mark D. Ettenger (“Ettenger”).

RECITALS

WHEREAS, the Company desires to engage Ettenger as Chief Executive Officer of the Company; and

WHEREAS, Ettenger desires to serve in that role as an officer of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Ettenger agree as follows:

ARTICLE I
ENGAGEMENT AND SERVICES

1.1          Engagement. The Company hereby engages Ettenger as a consultant to serve as the Chief Executive Officer of the Company.

1.2          Duties. Ettenger shall (i) devote sufficient professional time and attention to the duties required of him as the Chief Executive Officer of the Company; (ii) use his reasonable efforts to promote the interests of the Company and its stockholders, while acknowledging the rights of creditors under the final bankruptcy plan of reorganization; (iii) comply with all applicable laws, rules and regulations and with the Company’s bylaws and all of the Company’s written policies, rules and/or regulations generally applicable to employees of the Company; and (iv) discharge his responsibilities in a diligent manner and in accordance with the lawful directives of the Company’s Board of Directors. Ettenger’s duties shall be those which are usual and customary for a chief executive officer. Ettenger shall be the highest executive officer and no other officer shall be of equal or greater rank. Ettenger shall report directly and solely to the Board of Directors, and all other officers and employees shall report directly to Ettenger and, when required, to the Board of Directors; provided the Board of Directors may pass resolutions defining the duties and authority of any officer or employee.

ARTICLE II
TERM

2.1          Term. The engagement hereunder shall be for a period of one year ending on the first anniversary of the date hereof, unless the engagement is terminated at an earlier date in accordance with ARTICLE IV (the “Initial Term”). The Term shall automatically renew for a single one year period (collectively with the Initial Term, the “Term”) unless either the Company or Ettenger gives written notice of non-extension to the other no later than thirty days prior to the expiration of the Initial Term (which notice and non-extension if given by the Company shall be treated as a termination other than for Cause for purposes of ARTICLE IV). Those obligations which by their terms survive the expiration or termination of this Agreement (including, without limitation, the indemnification provisions set forth in ARTICLE VI and payments due Ettenger under ARTICLE IV) shall not be extinguished by the expiration of the Term or the termination of this Agreement.

ARTICLE III
COMPENSATION

3.1          Base Pay and Other Fees.

(a)          Base Pay. As partial compensation for services to be rendered pursuant to this Agreement, the Company hereby agrees to pay Ettenger during the Term base pay at the rate of $400,000 per year in cash (the “Base Pay”). The Base Pay shall be payable in arrears in equal bi-weekly installments, and shall be payable effective as of March 11, 2013.

(b)          Incentive Fee. Ettenger shall also be paid an “Incentive Fee” on each sale, joint venture formation, financing, long-term ground lease (but not any space lease) or any other monetization event (including, any capital transaction entered into by the Company or any of its affiliates to raise debt, equity, debt-equity combo, or other hybrid security (but excluding any privately placed transaction solely with the Company’s shareholders the purpose of which is to fund operating expenses of the Company that would have otherwise fallen within the category of “operating reserves” as defined under the final bankruptcy plan of reorganization)) (each, or collectively, a “Monetization”) with respect to each Company property equal to, in the case of a sale, 1.25% of the lesser of the property’s Net Sales Price (as defined below) or the “Threshold” for that property listed in the resolutions of the Company’s Board of Directors adopted on the date hereof (a property’s “Threshold”), and in the case of another form of Monetization, a fee equal to 1.25% of the Threshold for that property; provided, however, that if the Monetization is an entity-level Monetization(not executed on a property-level basis), the Incentive Fee shall be 1.25% of the Net Proceeds (as defined below) up to the aggregate Thresholds (pro-rated if the Monetization is for more than 30% of the ownership interests of the Company (determined by vote or value)) of all then remaining unsold Company properties.

(c)          Performance Fee. To the extent a sale or other Monetization is completed at a Net Sales Price or with Net Proceeds, as the case may be, in excess of the Threshold for that property, the Company shall pay Ettenger a “Performance Fee” equal to 7.0% of such excess; provided, however, that if the Monetization is an entity-level Monetization (not executed on a property-level basis), the Performance Fee shall be 7.0% of such excess over the aggregate Thresholds (pro-rated if the Monetization is for more than 30% of the ownership interests of the Company (determined by vote or value)) of all then remaining unsold Company properties.

(d)          Timing of Payment. The Company shall pay Ettenger the Incentive Fee and Performance Fee, if any, upon the closing (or funding) of each applicable property sale or Monetization, including any subsequent or simultaneous sales or Monetizations of the same property, unless otherwise agreed by Ettenger and the Company. To the extent a sale or other Monetization occurs after or simultaneously with another Monetization with respect to the same property upon which an Incentive Fee and/or Performance Fee was previously paid or is simultaneously being paid to Ettenger by the Company, the additional Incentive Fee and/or Performance Fee to be paid to Ettenger shall be determined on a cumulative basis as if a single transaction and to avoid duplication by (i) totaling the cumulative Net Sales Price and/or Net Proceeds, as the case may be, derived from any Monetization with respect to such property and calculating the amounts of the Incentive Fee and the Performance Fee due on such cumulative amount and (ii) in determining the amount to be paid to Ettenger, crediting any such calculated fees for any such fees previously or simultaneously being paid. For purposes of the preceding sentence, in determining the cumulative Net Sales Price and/or Net Proceeds, as the case may be, with respect to a property held in a joint venture with another party, only the Company’s pro rata share of such amounts shall be taken into account. Additional transactions may include sales or other Monetizations, including sales of condominium interests or other fractional or partial interests, in which the Company receives additional consideration on account of its interest in the property. To the extent that a Monetization is an entity-level Monetization, the Net Proceeds shall be allocated among the then remaining unsold Company properties on a pro-rata basis based on such properties’ Thresholds. If an entity-level Monetization is for less than 30% of the ownership interests of the Company (determined by vote or value), no Performance Fee shall be due in connection with such Monetization and instead any Performance Fee shall accrue and be paid (i) on a pro rata basis in connection with any subsequent property-level Monetization (with the pro rata portion determined by reference to the applicable property Threshold relative to the aggregate Thresholds for all unsold properties) or (ii) on any subsequent entity-level Monetization that results in cumulative entity-level Monetizations being for more than 30% of the ownership interests of the Company (determined by vote or value).

(e)          Definitions. “Net Sales Price” shall mean the gross sales price of the property (or, for purposes of any long-term ground lease, the net rent to be paid in the first twenty years of the lease) less any third party brokerage commissions payable with respect to such transaction and after deducting any indebtedness encumbering the property upon which a fee to Ettenger has already been paid hereunder, whether that indebtedness was assumed by the purchaser or repaid upon closing, but without any further offsets or adjustments. “Net Proceeds” shall mean the amount funded by a third party less any third party brokerage commissions payable with respect to such transaction and, in the case of a property-level Monetization, after deducting any indebtedness encumbering the property upon which a fee to Ettenger has already been paid hereunder, but without any further offsets or adjustments. In the event of an entity-level Monetization that is an equity or hybrid equity transaction entered into by the Company or any of its affiliates, the amount of such equity shall be grossed-up by a pro-rata allocation of the Company’s book value of debt (including, but not limited to, claims of creditors (but excluding current payables of less than thirty days) arising of out the bankruptcy or otherwise) immediately preceding such transaction. The amount of the gross up or imputation of debt shall be determined by reference to the percentage of equity acquired in the Company as stated in the transaction, or if not stated, by an equitable allocation of the Company’s debt taking into account all of the substantive economic terms of the transaction, as agreed to by Ettenger and the Company. Additional consideration paid or released after any closing will be included in Net Sales and Net Proceeds, in which case the Incentive Fee and the Performance Fee will be recalculated taking into account such additional amounts. Any consideration in the form of securities or other non-cash property will be included in Net Sales and Net Proceeds at the fair market value agreed by Ettenger and the Company.

(f)           Form of Payment. All Incentive Fees and Performance Fees shall be paid in cash.

(g)          Post-Termination. Except in the event of a termination for cause under Section 4.3 below, the Incentive Fees and/or Performance Fees shall remain payable to Ettenger after the termination or expiration of this Agreement with respect to (i) any sale or other Monetization that closed prior to the termination or expiration of this Agreement, (ii) any sale or other Monetization that was under contract prior to the termination or expiration of this Agreement, regardless of when it closes and (iii) any sale or other Monetization closing within six (6) months after the termination or expiration of this Agreement.

3.2          Payment of Taxes. Ettenger shall be treated as an independent contractor and shall be solely responsible for any income or self-employment taxes required by applicable law and regulations applicable to the fees paid or payable by the Company in connection with Ettenger’s engagement.

3.3          Benefits. Ettenger shall be entitled to receive health insurance benefits covering himself and his family that are customary for a similarly situated executive in the New York metropolitan area, or reimbursement for the actual premiums therefor (which are currently $2,031 per month). Otherwise, except as set forth in Section 3.4 below, Ettenger shall not be entitled to receive any other benefits (including, without limitation, accident or disability insurance or fringe benefit arrangements) from the Company.

3.4           Expenses. The Company shall pay or reimburse Ettenger for all reasonable, ordinary and necessary business and non-commuting travel expenses incurred or paid by him during the Term in the performance of the services under this Agreement, upon the presentation of proper expense statements or such other supporting documentation as the Company may reasonably require. In addition, without limiting the indemnification provisions set forth in ARTICLE VI, the Company shall also pay or reimburse Ettenger for all reasonable legal fees and other expenses incurred by him in connection with the review and negotiation of this Agreement up to $15,000.

ARTICLE IV
TERMINATION OF ENGAGEMENT

4.1           General. The engagement hereunder may be terminated by the Company or Ettenger during the Term as provided in this ARTICLE IV. Upon termination of the engagement, the Term shall end and Ettenger shall be paid in accordance with this ARTICLE IV.

4.2           Death or Disability. The engagement hereunder shall terminate automatically as of the date of Ettenger’s death, and the Company may, at its option, exercised by notice to Ettenger, terminate this engagement in the event of Ettenger’s “disability” (as hereinafter defined). In the event of termination for death or disability, the Company shall have no further obligations or liabilities to Ettenger hereunder except for payment of a pro rated portion of his Base Pay through the date of termination (if accrued but unpaid) and any amounts due under Section 3.1(g). For purposes of this Agreement, the term “disability” means any physical or mental illness, disability or incapacity which, in the good faith determination of a qualified, independent physician selected and paid by the Company, prevents Ettenger from performing the essential functions of the Chief Executive Officer for a period of not less than ninety consecutive days (or for shorter periods totaling not less than one hundred and twenty days in any 365-day period).

4.3           Cause. The Company may, at its option, exercised by notice to Ettenger, terminate this engagement for “cause” (as hereinafter defined) when cause exists, which notice will include a statement of the anticipated date of termination and a detailed basis for such termination for cause. In the event of termination for cause, the Company shall have no further obligations to Ettenger hereunder except for payment of a pro rated portion of his Base Pay through the date of termination (if accrued but unpaid). For purposes of this Agreement, the term “cause” means (i) any felony criminal conviction of Ettenger; (ii) any willful failure of Ettenger to substantially perform his duties (other than as a result of Ettenger’s disability) which failure continues for more than ten business days after a written demand for performance is delivered to Ettenger by the Board of Directors, which demand specifically identifies the alleged failure to perform; (iii) a willful act of fraud or dishonesty by Ettenger in the performance of his duties that has an impact on the financial reporting of the Company; or (iv) a material breach of the provisions of Section 5.1. Notwithstanding anything herein to the contrary, Ettenger shall not be deemed to have been terminated for cause without an opportunity for him, together with his counsel, to be heard before the Board of Directors during the ten business day period preceding the anticipated date of termination. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Ettenger in good faith and in the best interests of the Company and shall not be a basis for a termination for cause.

4.4           Other Than For Cause. The Company may, at its option, at any time upon 30 days’ prior written notice to Ettenger, terminate this engagement other than for cause, death or disability, in which event the Company shall continue to pay his Base Pay through the remainder of the Term or, if longer, for three additional months after the effective date of the termination, in the manner specified in Section 3.1. Ettenger may, at his option, upon at least 30 days’ prior written notice to the Company, terminate this engagement, in which case Ettenger shall forfeit the pro rata portion of his Base Pay following the effective date of such termination through the remainder of the Term or for such three month period, as applicable (without prejudice to any claims that Ettenger may have against the Company). In either case, Ettenger shall remain entitled to any amounts due under Section 3.1(g).

ARTICLE V
CONFIDENTIAL INFORMATION

5.1           Confidential Information. Ettenger agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any of its affiliates learned by Ettenger in the course of providing services hereunder (except for disclosures that are approved by the Board of Directors, that are required by any governmental or judicial authority, or that are made in the ordinary course of the Company’s business). Upon request by the Company at any time (including, without limitation, at or following the expiration or termination of the Term), Ettenger agrees to deliver promptly to the Company all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies) relating to the business of the Company or any of its affiliates Ettenger has under his control; provided, however, that Ettenger may retain or make copies of any memoranda, notes, records, reports, manuals, drawings, designs, computer files which may reasonably be necessary for his tax and other personal financial affairs and for him to be reasonably able to protect and enforce his rights under this Agreement.

5.2           Enforcement. If Ettenger commits a material breach of any of the provisions of Section 5.1, the Company will be entitled to any or all of the following remedies: (i) to seek injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 5.1, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach; and (ii) any other rights and remedies the Company may have pursuant to applicable laws.

ARTICLE VI
INDEMNIFICATION

6.1           Indemnification Generally. The Company shall indemnify and hold harmless Ettenger, to the fullest extent permitted by Delaware law as it presently exists or may hereafter be amended, to the extent he is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he has entered into this Agreement or that he is or was serving as the Chief Executive Officer and a director of the Company (including, without limitation, to the extent that he is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by him. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 with respect to an action brought by Ettenger to recover an unpaid indemnification or advancement claim to which he is entitled, the Company shall be required to indemnify Ettenger in connection with a Proceeding (or part thereof) commenced by him only if the commencement of such Proceeding (or part thereof) by him was authorized in the specific case by the Company’s Board of Directors.

6.2           Advancement of Expenses. The Company shall to the fullest extent not prohibited by Delaware law pay the expenses (including attorneys’ fees) incurred by Ettenger in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by Ettenger to repay all amounts advanced if it should be ultimately determined that he is not entitled to be indemnified hereunder.

6.3           Unpaid Claims. If a claim for indemnification under this ARTICLE VI (following the final disposition of such Proceeding) is not paid in full within sixty days after the Company has received a claim therefor by Ettenger, or if a claim for any advancement of expenses under this ARTICLE VI is not paid in full within thirty days after the Company has received a statement or statements requesting such amounts to be advanced, Ettenger shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, Ettenger shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Company shall have the burden of proving that Ettenger is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4           Insurance. During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Ettenger on terms that are no less favorable than the coverage provided to any other directors and senior executives of the Company.

ARTICLE VII
MISCELLANEOUS

7.1           Voluntary Nature. Ettenger represents, warrants and acknowledges that he is voluntarily agreeing to the provision of services pursuant to this Agreement and that he has agreed to provide such services. Ettenger has been urged to, and hereby represents, warrants and acknowledges that he has had the opportunity to, obtain the advice of his own attorney prior to executing and delivering this Agreement.

7.2           Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is delivered in person or sent by overnight courier to, addressed as follows:

If to Ettenger:

At the address (or to the email address) shown on the records of the Company.

with a copy to (which copy will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Eugene A. Pinover, Esq.

If to the Company:

Trinity Place Holdings Inc.

One Syms Way

Secaucus, New Jersey 07094

Attn: Chief Financial Officer

with copies to (which copies will not constitute notice):

Trinity Place Holdings Inc.

One Syms Way

Secaucus, New Jersey 07094

Attn: Independent Director

Munger Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn: Brett J. Rodda, Esq.

Notice shall be deemed effective upon receipt if made by personal delivery or upon deposit if sent by overnight courier.

7.3           Non-Assignability. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

7.4           Applicable Law. Except for the indemnification provisions set forth in ARTICLE VI, which shall be governed by Delaware law without giving effect to the conflict of law rules thereof, this Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be construed and enforced according to the laws of the State of New York without giving effect to the conflict of law rules thereof.

7.5           Effect of Prior Agreements. This Agreement contains the full and complete agreement of the parties relating to the engagement of Ettenger’s service as Chief Executive Officer, and supersedes all prior agreements, arrangements or understandings, whether written or oral, relating thereto with the Company or any of its affiliates. This Agreement may not be amended, modified or supplemented and no provision or requirement may be waived except by written instrument signed by the party to be charged.

7.6           Severability. Wherever possible, each provision of this Agreement will be interpreted in a manner to be effective and valid, but if any provision is held invalid or unenforceable by any court of competent jurisdiction, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner the remainder of such provision or the other provisions of this Agreement.

7.7           Absence of Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

7.8           Arbitration. Any dispute, disagreement or other question arising under this Agreement or the interpretation thereof shall be settled by final and binding arbitration before a single JAMS arbitrator under the Streamlined Arbitration Rules & Procedures of JAMS, then in effect, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall be responsible for paying the fees and costs of the arbitrator along with other arbitration-specific fees; provided, however, that the responsibility for the fees and costs may be re-allocated by the arbitrator.

7.9           Third Party Beneficiaries. This Agreement is not intended to confer any benefits upon anyone other than the parties hereto.

7.10         Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Richard Pyontek
Name: Richard Pyontek
Title: Chief Financial Officer, Treasurer and Secretary

Mark D. Ettenger
/s/ Mark D. Ettenger